Exhibit (d)(h)(4)
FORM OF
Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2009
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on the combined average daily net assets of the Portfolios at an annual rate equal to:

Rate (%)	Break Point (assets)
0.04%	on first $300 million
0.02%	on excess

Portfolios:	Equity Index Portfolio
Small-Cap Index Portfolio
PD Large-Cap Value Index Portfolio
PD Large-Cap Growth Index Portfolio
PD Small-Cap Value Index Portfolio
PD Small-Cap Growth Index Portfolio
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE INSURANCE COMPANY

By:		By:

Name:	James T. Morris	Name:	Jane M. Guon
Title:	Chairman, President and Chief Executive Officer	Title:	Assistant Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:

Name:
Title:

PACIFIC SELECT FUND

By:

Name: James T. Morris
Title: Chairman and Chief Executive Officer